Exhibit 99.1
Rural Cellular Corporation
Announces
Preliminary Third Quarter 2005 Financial Results

October 31, 2005 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces today certain preliminary financial and customer results for the third quarter of 2005.
Reflecting a 65% increase in outcollect minutes during the Company’s third quarter 2005, roaming revenue increased approximately 41% to $41.8 million as compared to the same period last year. Additionally, 85% of the Company’s roaming minutes in the third quarter came from next generation technology compared to 72% during the second quarter of this year. Outcollect roaming yield was $0.13 per minute as compared to $0.16 last year at this time. Service revenue increased to $98.3 million as compared to $97.1 million last year. Total revenue for the Company’s third quarter increased 12% to $148.3 million as compared to $132.4 million last year at this time. Depreciation and amortization and stock-based compensation for the third quarter of 2005 were $24.5 million and $321,000, respectively. Operating income declined to $35.9 million as compared to $40.2 million last year.
Richard P. Ekstrand, president and chief executive officer, commented: “This quarter’s roaming revenue reflects the success of our network efforts. We are particularly encouraged by our improvement in this quarter’s LSR, which increased to $51 compared to $48 last year. Given that our next generation launches in each of our territories are behind us, we are beginning to see improvements in service metrics which we believe will result in improved retention going forward. For 2006 we expect to see continued strong growth in roaming MOUs, improved retention and higher positive free cash flow for the full year.”
During the third quarter of 2005, total customers, including wholesale, decreased by 12,151 and totaled 704,604 at the end of the quarter and postpaid retention was 97.0%.
Total capital expenditures for the third quarter and year-to-date were approximately $12.9 million and $77.5 million, respectively. At September 30, 2005, Rural Cellular had $35.8 million in cash and cash equivalents.
As disclosed in previous filings, the Company has the option to convert its Class T convertible preferred stock into common stock when allowed under FCC cross-ownership rules. Accordingly, on October 27, 2005, RCC converted all of its Class T convertible preferred stock into 43,000 shares of Class A common stock and 105,940 shares of Class B common stock.
The Company anticipates drawing $58.0 million under its revolving credit facility today to ensure access to these funds. As previously disclosed, if six or more dividend payments are in arrears on its 11 3/8% Senior Exchangeable Preferred Stock, the Company may not be able to incur additional indebtedness, including under its revolving credit facility.
RCC plans to release final financial and operating results for the third quarter and conduct its quarterly teleconference call on November 7, 2005.
Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states.
Forward Looking Statements
Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2004 and from time to time in its other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com
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